Filed pursuant to Rule 433
                                                         File No.: 333-143751-11



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-143751. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

                         THE SERIES 2008-1 CERTIFICATES


                        Initial      Pass-     Exchangeable/
                       Principal    Through    Exchangeable
      Class            Balance(1)    Rate        REMIC(2)         Principal Types                Interest Types             CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1          $728,083,000   6.000%          E         Senior, Pass-Through                 Fixed Rate             949819 AA4
Class I-A-2          $699,070,000   6.000%          ER        Super Senior, Pass-Through           Fixed Rate             949819 AB2
Class I-A-3           $29,013,000   6.000%          ER        Super Senior Support, Pass-Through   Fixed Rate             949819 AC0
Class I-A-R                  $100   6.000%         N/A        Senior, Sequential Pay               Fixed Rate             949819 AD8
Class II-A-1         $281,833,000   6.250%          E         Super Senior, Pass-Through           Fixed Rate             949819 AE6
Class II-A-2          $10,569,000   6.250%         N/A        Super Senior Support, Pass-Through   Fixed Rate             949819 AF3
Class II-A-3         $281,833,000   5.500%          ER        Super Senior, Pass-Through           Fixed Rate             949819 AG1
Class II-A-4            (3)         0.750%          ER        Senior, Notional                     Fixed Rate, Interest   949819 AH9
                                                                                                   Only
Class II-A-5         $281,833,000   5.750%          E         Super Senior, Pass-Through           Fixed Rate             949819 AJ5
Class II-A-6         $281,833,000   6.000%          E         Super Senior, Pass-Through           Fixed Rate             949819 AK2
Class III-A-1        $190,650,000   5.500%         N/A        Super Senior, Pass-Through           Fixed Rate             949819 AL0
Class III-A-2          $4,861,000   5.500%         N/A        Super Senior Support, Pass-Through   Fixed Rate             949819 AM8
Class III-A-PO            $96,651   0.000%         N/A        Senior, Ratio Strip                  Principal Only         949819 AN6
Class IV-A-1         $261,350,000   5.750%         N/A        Super Senior, Pass-Through           Fixed Rate             949819 AP1
Class IV-A-2           $7,195,000   5.750%         N/A        Super Senior Support, Pass-Through   Fixed Rate             949819 AQ9
Class A-PO              (4)         0.000%         N/A        Senior, Component                    Principal Only         949819 AR7
Class I-B-1           $17,490,000   6.000%         N/A        Subordinated                         Fixed Rate             949819 AS5
Class I-B-2            $4,943,000   6.000%         N/A        Subordinated                         Fixed Rate             949819 AT3
Class I-B-3            $1,901,000   6.000%         N/A        Subordinated                         Fixed Rate             949819 AU0
Class II-B-1           $5,188,000   6.250%         N/A        Subordinated                         Fixed Rate             949819 AV8
Class II-B-2           $2,137,000   6.250%         N/A        Subordinated                         Fixed Rate             949819 AW6
Class II-B-3             $763,000   6.250%         N/A        Subordinated                         Fixed Rate             949819 AX4
Class III-B-1          $3,312,000   5.500%         N/A        Subordinated                         Fixed Rate             949819 AY2
Class III-B-2            $703,000   5.500%         N/A        Subordinated                         Fixed Rate             949819 AZ9
Class III-B-3            $301,000   5.500%         N/A        Subordinated                         Fixed Rate             949819 BA3
Class IV-B-1           $4,009,000   5.750%         N/A        Subordinated                         Fixed Rate             949819 BB1
Class IV-B-2           $1,245,000   5.750%         N/A        Subordinated                         Fixed Rate             949819 BC9
Class IV-B-3             $553,000   5.750%         N/A        Subordinated                         Fixed Rate             949819 BD7

Components
Class I-A-PO             $777,251   0.000%         N/A        Ratio Strip                          Principal Only             N/A
Class II-A-PO          $1,366,248   0.000%         N/A        Ratio Strip                          Principal Only             N/A
Class IV-A-PO            $341,375   0.000%         N/A        Ratio Strip                          Principal Only             N/A

Non-Offered Certificates
Class I-B-4            $3,041,000   6.000%         N/A        Subordinated                         Fixed Rate             949819 BE5
Class I-B-5            $1,141,000   6.000%         N/A        Subordinated                         Fixed Rate             949819 BF2
Class I-B-6            $3,042,203   6.000%         N/A        Subordinated                         Fixed Rate             949819 BG0
Class II-B-4           $1,526,000   6.250%         N/A        Subordinated                         Fixed Rate             949819 BH8
Class II-B-5             $458,000   6.250%         N/A        Subordinated                         Fixed Rate             949819 BJ4
Class II-B-6           $1,373,785   6.250%         N/A        Subordinated                         Fixed Rate             949819 BK1
Class III-B-4            $401,000   5.500%         N/A        Subordinated                         Fixed Rate             949819 BL9
Class III-B-5            $100,000   5.500%         N/A        Subordinated                         Fixed Rate             949819 BM7
Class III-B-6            $301,997   5.500%         N/A        Subordinated                         Fixed Rate             949819 BN5
Class IV-B-4             $829,000   5.750%         N/A        Subordinated                         Fixed Rate             949819 BP0
Class IV-B-5             $276,000   5.750%         N/A        Subordinated                         Fixed Rate             949819 BQ8
Class IV-B-6             $692,204   5.750%         N/A        Subordinated                         Fixed Rate             949819 BR6

-------------------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Exchangeable certificates are designated as "E" and exchangeable REMIC certificates are designated as "ER" in the table above. Each of the classes designated with an "E" or an "ER" is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

(3) The Class II-A-4 Certificates are interest only certificates and have no principal balance. Their maximum initial notional amount is expected to be approximately $281,833,000. The maximum initial notional amount of a class of exchangeable REMIC certificates represents the initial notional amount of such class prior to any exchange.

(4) The Class A-PO Certificates will be deemed for the purposes of the distribution of principal to consist of three components as described in the table. The components are not severable.

      Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      The allocation of the Class A Non-PO Principal Distribution Amount to a Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

      Group I-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-2 and Class I-A-3 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-2 and Class II-A-3 Certificates, pro rata.

      Group III-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1 and Class III-A-2 Certificates, pro rata.

      Group IV-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group IV-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group IV-A Certificates, concurrently, to the Class IV-A-1 and Class IV-A-2 Certificates, pro rata.

      Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

      In the event that all or a portion of a REMIC Combination is exchanged for a proportionate portion of the related Class of Exchangeable Certificates, such Class of Exchangeable Certificates will receive its proportionate share of the principal distributions otherwise payable to the Classes of Exchangeable REMIC Certificates included in such REMIC Combination.

      Any amounts of principal distributed on a Distribution Date to any Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class, pro rata, in accordance with their respective Percentage Interests.

                                   SCHEDULE I

                              EXCHANGEABLE SCHEDULE

  ---------------------------------------------- --------------------------------------
            Exchangeable REMIC Class                      Exchangeable Class
  ---------------------------------------------- --------------------------------------
          REMIC             Maximum Initial       Exchangeable      Maximum Initial
                          Principal Balance or
                            Maximum Initial
       Combination         Notional Amount(1)        Class       Principal Balance(1)
  ---------------------- ----------------------- -------------- -----------------------

  ---------------------- ----------------------- -------------- -----------------------
   REMIC Combination 1
  ---------------------- ----------------------- -------------- -----------------------
          I-A-2               $699,070,000           I-A-1           $728,083,000
  ---------------------- ----------------------- -------------- -----------------------
          I-A-3               $29,013,000
  ---------------------- ----------------------- -------------- -----------------------

  ---------------------- ----------------------- -------------- -----------------------
   REMIC Combination 2
  ---------------------- ----------------------- -------------- -----------------------
         II-A-3               $281,833,000          II-A-1           $281,833,000
  ---------------------- ----------------------- -------------- -----------------------
         II-A-4               $281,833,000
  ---------------------- ----------------------- -------------- -----------------------

  ---------------------- ----------------------- -------------- -----------------------
   REMIC Combination 3
  ---------------------- ----------------------- -------------- -----------------------
         II-A-3               $281,833,000          II-A-5           $281,833,000
  ---------------------- ----------------------- -------------- -----------------------
         II-A-4                   (2)
  ---------------------- ----------------------- -------------- -----------------------

  ---------------------- ----------------------- -------------- -----------------------
   REMIC Combination 4
  ---------------------- ----------------------- -------------- -----------------------
         II-A-3               $281,833,000          II-A-6           $281,833,000
  ---------------------- ----------------------- -------------- -----------------------
         II-A-4                   (3)
  ---------------------- ----------------------- -------------- -----------------------

  ---------------------- ----------------------- -------------- -----------------------



(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances or Maximum Initial Notional Amount of the indicated Classes bear to one another as shown above.

(2) In connection with this combination, this Class may be exchanged only in the proportion that 1/3 of the Maximum Initial Notional Amount ($281,833,000) of such Class bears to the Maximum Initial Principal Balance of the related Class of Exchangeable Certificates.

(3) In connection with this combination, this Class may be exchanged only in the proportion that 2/3 of the Maximum Initial Notional Amount ($281,833,000) of such Class bears to the Maximum Initial Principal Balance of the related Class of Exchangeable Certificates.